Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Post-Effective Amendment No. 2 on Form S-3 to Form S-1 Registration Statement No. 333-128058) and related prospectus of Jazz Technologies, Inc. and to the incorporation by reference therein of our report dated February 20, 2007, with respect to the consolidated financial statements of Jazz Semiconductor, Inc. included in the Jazz Technologies, Inc. Form 8-K filed on February 23, 2007 with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Orange County, California
March 29, 2007